OPINION OF MICHAEL S. KROME
Exhibit 5.1

                             Michael S. Krome, P.C.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York 11755


                                                            October 1, 2001

Dominix, Inc.
277 Summer Street, Suite 501
Stamford, CT  06903

Dear Sirs:

         You have requested an opinion with respect to certain matters in connection with the filing by Dominix, Inc., (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 4,090,564 shares, par value $0.01 per share (the "Shares"), for issuance to various employees and pursuant to various agreements between the Company and the holders of the shares specified below.

         The shares to be covered by the Form S-8 include the following shares:

                  1. 2,006,757 shares of Common Stock of the Company, in the name of Ruby Abreu, an employee of the Company for compensation not yet paid;
                  2. 297,297 shares of Common Stock of the Company, in the name of Burlington Green for consulting services on behalf of the Company;
                  3. 594,595 shares of Common Stock of the Company in the name of Arnold Gershwin, of AG2S Consulting Group, for payment of services to be rendered on behalf of the Company;
                  4. 297,297 shares of Common Stock of the Company, to be issued in the name of Yerfoin Troyb as additional compensation for the position of manager of RoyaleClub on behalf of the Company;
                  5. 356,767 shares of Common Stock of the Company, to be issued to Robert Fierman for legal services performed on behalf of the Company;
                  6. 91,915 shares of Common Stock of the Company, in the name of Vincent Tarroja for unpaid compensation; and
                  7. 445,946 shares of Common Stock of the Company, in the name of Michael S. Krome, P.C., for legal services to the Company.

         In connection with this opinion, we have examined and relied upon the Company's Amended Articles of Incorporation and By-Laws, the Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

         We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreement, or Retainer Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                       Very truly yours,



                                                       /s/ Michael S. Krome
                                                       -----------------------
                                                       Michael S. Krome